EXHIBIT 99.1

healthcare solutions for a new generation TM

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The Quantum Group Receives Delisting Notice from Amex and Initiates Process to Voluntarily Delist its Securities from Amex and Commence Quotation on OTC Bulletin Board

WELLINGTON, Fla. (October 21, 2009) – On October 21, 2009, The Quantum Group, Inc. (the “Company”) (NYSE Amex: QGP) notified the NYSE Amex LLC (“Amex”) of its intent to file a Form 25 with the Securities and Exchange Commission on or about November 2, 2009, and voluntarily delist its common stock, Class A warrants and Class B warrants from Amex.  The Company anticipates that the delisting will be effective on or about November 12, 2009, 10 days after the date of its filing of the Form 25.  Upon delisting from Amex, the Company intends to have its publicly traded securities quoted on the OTC Bulletin Board following clearance by the Financial Industry Regulatory Authority (FINRA) of a Form 211 application filed by a market maker in Company securities.

The Company has previously reported its receipt of a deficiency letter from Amex dated March 17, 2009, advising that the Company was not in compliance with Section 1003(a)(iv) of the NYSE Company Guide.  Specifically, the Company had sustained losses that were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of Amex, whether the Company would be able to continue operations and/or meet its obligations as they matured.  The Company submitted a plan of compliance, accepted by Amex on May 28, 2009, outlining its strategy to regain compliance with the continued listing requirements by September 17, 2009.  By letter dated October 15, 2009, Amex informed the Company of its determination that the Company was unable to regain compliance with these listing requirements and that it intended to strike the Securities from Amex.  In addition, the letter cited the failure of the Company to comply with Section 301 of the Company Guide.  Section 301 states that a listed company is not permitted to issue, or to authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from the Exchange that the securities have been approved for listing.  The letter also informed the Company that it had the right to appeal the staff determination to delist the Securities.

After considering the costs to the Company of compliance with the continued listing requirements of Amex and other factors, the Board determined that it was not in the best interests of the Company and its shareholders to appeal the delisting of the Company securities from Amex and approved the voluntary delisting of the securities on October 19, 2009.

About The Quantum Group, Inc.

The Quantum Group is an innovation‐driven Healthcare Services Organization (HSO) that provides Technology Solutions through PWeR, a 21st Century Electronic Medical Records (EMR) platform; Provider Systems and services through Renaissance Health Systems, a Medical Services Organization (MSO) with more than 2,000 affiliated providers; and Business Services for healthcare providers and facilities through Quantum Global Professional Services.

For more information, please visit www.QuantumMD.com.

About PWeR™

PWeR stands for Personal Wellness electronic Record™. This 21st Century EMR solution is a new breed, intelligent healthcare information platform that hosts medical records and permits interactive use. Medical records will follow the patient, giving every healthcare provider that sees a particular patient access to all the information needed to assist in their diagnosis and treatment plan. Providers can access a patientʹs entire medical record at one glance. Patients can look back over physician instructions or track their wellness progress. In critical situations or in providing treatment to PWeR patients, hospitals are enabled to access full medical histories and make educated treatment decisions based on accurate data. One patient… one record™.

That’s PWeR. For more information, please visit www.myPWeR.com.

Certain statements contained in this news release that are not based on historical facts are forward‐looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial risks and uncertainties. These risks and uncertainties are in part detailed in the Annual Report of the Company on Form 10‐K for the fiscal year ended October 31, 2008, and its Quarterly Reports on Form 10‐Q (“Quarterly Reports”) for the periods ended January 31, April 30 and July 31, 2009, which were filed with the Securities and Exchange Commission. Forward‐looking statements can be identified by the use of words such as ʺexpects,ʺ ʺplans,ʺ ʺwill,ʺ ʺmay,ʺ ʺanticipates,ʺ ʺbelieves,ʺ ʺshould,ʺ ʺintends,ʺ ʺestimatesʺ and “could,” other words of similar meaning and the negative form of such words. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward‐looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to obtain the clearance it seeks from FINRA for the quotation of its securities on the OTCBB, the continued market liquidity of its securities after they are delisted from Amex, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital in the current credit markets, to implement its business model, to continue its upward revenue growth trend through the end of the current fiscal year and into fiscal 2010, to control patient medical costs relative to income received, to attract and retain qualified executive, management and operational personnel, to continue growing its patient base, to negotiate or renegotiate favorable terms for its current debt and future financings, to negotiate favorable agreements with a diversified provider base and HMO payers and to continue to supply the services required by these HMO payers and provider clients. There can also be no assurance that the deployment by the Company of its PWeR™ technology platform will be commercially successful or that the continuing infrastructure development, hosting, security, sales and servicing will be accomplished in a timely manner or at all or be accepted by clients. The PWeR platform may also experience further potential complications during utilization by clients, technical and software setbacks and any unexpected costs of development, as well as pricing and completive pressures, and the capital necessary to deploy it may not be available on time or at all. The Company is also subject to changes in federal and state government regulations dealing with its provider system and technology solutions that could have a material adverse effect on its financial condition and result in interruptions of services, and to contractual risk, expenses and compliance with its alliance partner(s) agreements. The Company does not undertake any obligation to release any revisions to these forward‐looking statements publicly to reflect events occurring after the date of this report or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward‐looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

RedChip Companies

Dave Gentry:  407.644.4256 x104

dave@redchip.com

or

PR Financial Marketing

Jim Blackman: 713.256.0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com